Exhibit 99.1

Cubic Reports Fourth Quarter and Fiscal Year 2016 Results and Fiscal Year 2017 Financial Guidance

•                  Sales of $1.462 billion for fiscal year 2016 and sales of $406.6 million for the fourth quarter.

•                  Net income of $1.7 million or $0.06 per diluted share for the year, and net loss for the fourth quarter of $7.5 million or $0.29 per diluted share.

•                  Adjusted EBITDA(1) of $118.1 million for fiscal year 2016.

•                  Cash flows provided by operating activities of $44.6 million for the year.

•                  Total backlog of $2.940 billion as of September 30, 2016.

•                  Sales guidance for fiscal 2017 of $1.505 billion to $1.555 billion; EPS guidance of $0.40 to $0.80 per diluted share; Net income guidance of $10 million to $20 million; EBITDA(1) guidance of $80 million to $100 million; Adjusted EBITDA(1)(2) guidance of $120 million to $140 million(3).

San Diego — November 21, 2016 — Cubic Corporation (NYSE: CUB) today reported its financial results for the fourth quarter and fiscal year ended September 30, 2016.

As described in a press release dated October 13, 2016, Sales, EBITDA(1), Adjusted EBITDA(1) and EPS were lower than previous expectations and the guidance provided by the company in August, mainly due to funding delays from the U.S. Department of Defense, specifically for higher margin orders in the Mission Solutions and Training Systems businesses within the Cubic Global Defense Systems (CGD Systems) segment.

“While we are disappointed by the shortfall in our fiscal year 2016 financial results, we fully anticipate the delayed orders will be received in fiscal year 2017,” said Bradley H. Feldmann, president and chief executive officer of Cubic Corporation. “As part of our One Cubic initiative, we will complete our ERP implementation which will position us for stronger growth and greater efficiency going forward.”

Financial Results Comparison

Fourth Quarter Fiscal 2016

Fourth quarter sales of $406.6 million in 2016 were 5 percent lower than sales of $425.9 million in the corresponding quarter last year. Sales would have been $5.9 million higher this year absent the negative impact on quarterly sales from changes in foreign currency rates compared to last year. Sales from recent acquisitions, which were all in the CGD Systems segment, for the fourth quarter of fiscal 2016 were $36.2 million compared to $23.2 million during the same quarter last year. Sales decreased for the quarter from CGD Systems and Cubic Global Defense Services (CGD Services), and were virtually unchanged for Cubic Transportation Systems (CTS).

Operating income decreased 70 percent to $10.5 million for the fourth quarter of 2016 compared to $34.7 million in the fourth quarter of 2015. Operating income for the quarter was lower from all three operating segments. Foreign currency exchange translation reduced operating income by $1.2 million in the quarter compared to last year. Expenses incurred in the fourth quarter of 2016 for strategic and IT system resource planning as part of One Cubic initiatives totaled $12.4 million compared to $5.3 million in the fourth quarter of last year.

Adjusted EBITDA(1), which excludes acquisition-related expenses, expenses related to ERP system development and supply chain process redesign, restructuring costs and other non-operating income and expenses, was $35.7 million or 9 percent of sales for the quarter compared to $54.0 million or 13 percent of sales in the fourth quarter of fiscal 2015.

Full Year Fiscal 2016

Sales in 2016 were $1.462 billion compared to $1.431 billion in 2015, an increase of 2 percent. Increases in sales for CTS and CGD Systems of 3 percent and 5 percent, respectively, were partially offset by a 3 percent decrease in CGD Services sales. Revenues from businesses acquired in 2016 and 2015, all within the CGD Systems operating segment, were $79.6 million in 2016 compared to $45.8 million in 2015. The impact of changes in foreign currency exchange rates, particularly the strengthening of the U.S. dollar against the British pound, adversely affected sales. The average exchange rates between the prevailing currencies in foreign operations and the U.S. dollar had a negative impact on sales of 2 percent, or $32.3 million in 2016 compared to 2015.

Operating income was $7.2 million in 2016 compared to $75.4 million in 2015, a decrease of 90 percent. CGD Systems had an operating loss of $17.1 million in 2016 compared to operating income of $18.4 million in 2015 primarily due to the impact of purchase accounting on businesses acquired in this segment during fiscal 2016, as further described below. CTS operating income decreased by 24 percent primarily related to lower profits on the transition to the follow-on fare collection contract in London as well as the impact of changes in foreign exchange rates, partially offset by improved profitability on contracts in Chicago, Sydney and Vancouver. CGD Services operating income increased by 70 percent in 2016 due to decreased amortization of purchased intangibles and the impact of cost saving efforts. Unallocated corporate and other costs for fiscal 2016 were $44.4 million in 2016 compared to $25.5 million in 2015 which includes expenses incurred for strategic and IT system resource planning of $36.8 million in 2016 compared to $13.2 million in 2015. The average exchange rates between the prevailing currencies in foreign operations and the U.S. dollar resulted in a decrease in operating income of $4.0 million in 2016 compared to 2015.

Adjusted EBITDA(1) decreased to $118.1 million in fiscal year 2016 from $140.4 million last year largely driven by decreased margins on the follow-on fare collection contract in London and by lower sales of CGD Systems products caused by delayed orders. These decreases were partially offset by improved profitability on transportation contracts in Sydney, Vancouver and Chicago, as well as improved profitability in CGD Services operations.

Net income attributable to Cubic decreased to $1.7 million (6 cents per share) in 2016 from $22.9 million (85 cents per share) in 2015. The change was primarily due to the decrease in operating income described above and an increase in interest expense related to increased outstanding debt, partially offset by a reduction in income tax expense. Cubic’s income tax benefit totaled $9.2 million for fiscal 2016, compared to an income tax provision of $49.0 million in fiscal 2015. The benefit for income taxes in fiscal 2016 primarily results from the benefit derived from the release of a portion of the existing valuation allowance against U.S. deferred tax assets due to acquired deferred tax liabilities, partially offset by nondeductible acquisition related compensation expenses. In 2015, tax expense of $35.8 million was recorded in order to establish a valuation allowance against U.S. deferred tax assets. Due to the effects of the deferred tax asset valuation allowance, the effective tax rates for fiscal 2016 and 2015 does not correlate to the amount of pre-tax income or loss. The change in the valuation allowance does not have any impact on cash flows, nor does such an allowance preclude the use of loss carryforwards or other deferred tax assets in the future. Until a pattern of continuing profitability is established, U.S. income tax expense or benefit related to the recognition of deferred tax for future periods will be offset by decreases or increases in the valuation allowance with no net effect on income.

Operating activities provided cash of $44.6 million in the year ended September 30, 2016 compared to $89.7 million in 2015. In 2016, CTS and CGD Services contributed to positive operating cash flows, while CGD Systems operations used cash. The use of cash in CGD Systems resulted primarily from the cash flows related to transaction costs on acquired businesses of $27.8 million in 2016. In addition, cash flows related to strategic and IT system resource planning efforts that were expensed are classified as operating cash outflows. These expenses totaled $36.8 million in 2016 compared to $13.2 million in 2015.

The Company paid cash of $243.5 million for the acquisitions of GATR and TeraLogics in fiscal 2016, and incurred capital expenditures totaling $32.1 million. Financing activities for fiscal 2016 consisted primarily of the net proceeds of $180.0 million from short-term borrowings and $74.5 million from long-term borrowings that, in addition to existing cash resources, were used to finance the business acquisitions above.

Total backlog was $2.940 billion at the end of fiscal year 2016 compared to $2.976 billion in the prior year, a decrease of $36.0 million. Businesses acquired in fiscal 2016 added $49.0 million of backlog at acquisition. Changes in exchange rates between the prevailing currency in the Company’s foreign operations and the U.S. dollar as of the end of fiscal 2016 decreased backlog by $81.3 million compared to September 30, 2015.

(1)         EBITDA and Adjusted EBITDA are non-GAAP financial measures - see the section titled “Use of Non-GAAP Financial Information” for additional information regarding these non-GAAP financial measures.

(2)         Fiscal year 2017 guidance for Adjusted EBITDA adds back to EBITDA an estimated $25-$35 million of pretax expense related to the strategic investment in ERP and supply chain improvements and $8-$12 million of pretax acquisition related expenses for recent business acquisitions.

(3)         Key foreign exchange rates (full year average estimated rates) used in the forecasts of sales, EPS, EBITDA and Adjusted EBITDA compared to the U.S. dollar were as follows: British pound — 1.22; Australian dollar — 0.76; New Zealand dollar — 0.72.

Reportable Segment Results

Cubic Transportation Systems (40 percent of fiscal 2016 consolidated sales)

	September 30,
	2016	2015	2014
	(in millions)
Transportation Systems Segment Sales	$586.4	$566.8	$599.7

Transportation Systems Segment Operating Income	$57.5	$75.9	$65.9

CTS sales increased 3 percent to $586.4 million in 2016 compared to $566.8 million in 2015. Changes in foreign currency exchange rates had a significant adverse impact on CTS sales. The average exchange rates between the prevailing currencies in foreign operations and the U.S. dollar resulted in a decrease in CTS sales of $28.6 million for 2016 compared to 2015.

CTS operating income decreased 24 percent in 2016 to $57.5 million compared to $75.9 million in 2015. The average exchange rates between the prevailing currency in foreign operations and the U.S. dollar resulted in a reduction in CTS operating income of $3.9 million for 2016 compared to 2015. The decrease in operating income was primarily related to lower profits on the transition to the follow-on fare collection contract in London, partially offset by improved profitability on service contracts in Sydney, Chicago and Vancouver.

Cubic Global Defense Systems (33 percent of fiscal 2016 consolidated sales)

	September 30,
	2016	2015	2014
	(in millions)
Cubic Global Defense Systems Segment Sales	$484.2	$462.1	$400.6

Cubic Global Defense Systems Segment Operating Income (Loss)	$(17.1)	$18.4	$26.8

CGD Systems sales increased 5 percent to $484.2 million in 2016 compared to $462.1 million in 2015. Businesses acquired by CGD Systems in fiscal years 2016 and 2015 contributed sales of $79.6 million in 2016 compared to $45.8 million in 2015. Sales were higher from air combat training, live fire training systems and simulation systems. These increases were partially offset by lower sales from ground combat training systems, datalinks and personnel locator systems.

CGD Systems had an operating loss of $17.1 million in 2016 compared to operating income of $18.4 million in 2015. The change in CGD Systems operating results was largely driven by the charges incurred related to business acquisitions. Including these impacts of business purchase accounting, the businesses acquired in 2016 and 2015 had an operating loss of $32.7 million for 2016 compared to operating income of $0.9 million in 2015. Included in the 2016 operating loss were CGD Systems business acquisition transaction costs of $27.8 million. These transaction costs included an $18.5 million charge incurred in the second quarter of fiscal 2016 in connection with GATR related to cash paid in the acquisition to recipients of GATR’s share-based compensation awards. For fiscal 2016, operating income was higher than fiscal 2015 on increased air combat training system sales, and profitability improved on virtual training system sales. In 2016, operating income declined on lower sales of ground combat training systems, datalinks and personnel locator systems.

Cubic Global Defense Services (27 percent of fiscal 2016 consolidated sales)

	September 30,
	2016	2015	2014
	(in millions)
Cubic Global Defense Services Segment Sales	$391.1	$402.1	$398.1

Cubic Global Defense Services Segment Operating Income	$11.2	$6.6	$7.8

CGD Services sales decreased 3 percent to $391.1 million in 2016 compared to $402.1 million in 2015. Sales for 2016 were lower primarily because of decreased activity supporting Special Operations Forces training and lower activity on U.S. Army support contracts other than at the Joint Readiness Training Center, where activity and revenue was slightly higher than fiscal 2015. These decreases were partially offset by higher sales from intelligence support services.

CGD Services operating income increased 70 percent to $11.2 million in 2016 compared to $6.6 million in 2015. The largest individual contributor to the increase in CGD Services operating margins was a $2.9 million decrease in amortization expense on purchased intangible assets. In fiscal 2016 operating margins also increased on a number of fixed price contracts as a result of cost efficiency efforts. In fiscal 2016, the increase in operating income was partially offset by an operating loss realized in the first quarter of fiscal 2016 on a Marine Corps training contract that was bid in an extremely competitive environment.

Outlook for 2017

•                  Sales guidance for fiscal 2017 of between $1.505 billion and $1.555 billion.

•                  EPS guidance of $0.40 to $0.80 per diluted share.

•                  EBITDA(1) guidance of $80 million to $100 million.

•                  Adjusted EBITDA(1)(2) guidance of $120 million to $140 million(3).

“We expect our financial performance in fiscal year 2017 will show a strong improvement over fiscal year 2016 results,” said Feldmann. “We believe our growth prospects are sound with several key contracts in the coming year. We have a superb team that will drive growth and increase shareholder value.”

Conference Call

Cubic management will host a conference call to discuss the Company’s fourth quarter and fiscal year 2016 results today, Monday, November 21, 2016 at 1:00 p.m. EST/10:00 a.m. PST, which will be simultaneously broadcast over the Internet. Bradley H. Feldmann, president and chief executive officer and John “Jay” D. Thomas, executive vice president and chief financial officer, will host the call.

Conference Dial-In Information

Financial analysts and institutional investors interested in participating in the call are invited to dial:

•                  (877) 407-9708 for domestic callers

•                  (201) 689-8259 for international callers

Please dial-in approximately 10 minutes prior to the start of the call.

Audio Webcast

A live webcast of the conference call and presentation slides will be accessible on our website under the “Investor Relations” tab at www.cubic.com.  Please visit the website at least 15 minutes prior to the call to register, download and install any streaming media software needed to listen to the webcast. A replay of the broadcast will be available on the Investor Relations tab of Cubic’s website.

About Cubic

Cubic Corporation designs, integrates and operates systems, products and services focused in the transportation, defense training and secure communications markets. Cubic Transportation Systems is a leading integrator of payment and information technology and services to create intelligent travel solutions for transportation authorities and operators. Cubic Global Defense is a leading provider of live, virtual, constructive and game-based training solutions, special operations and intelligence for the U.S. and allied forces. Cubic Mission Solutions provides networked Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) capabilities for defense, intelligence, security and commercial missions. For more information about Cubic, please visit the company’s website at www.cubic.com or on Twitter @CubicCorp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance; our receipt of delayed orders in 2017; the completion of our ERP implementation; improvement in our financial performance in fiscal year 2017; our growth prospects and upcoming key contracts; and increases in shareholder value. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; the effect of sequestration on our contracts; our assumptions concerning behavior by public transit authorities; our ability to successfully integrate new companies into our business and to properly assess the effects of such integration on our financial condition; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; negative audits by the U.S. government; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; risks associated with the restatement of our prior consolidated financial statements, including our identification of material weaknesses in our internal control over financial reporting; competition and technology changes in the defense and transportation industries; the change in the way transit agencies pay for transit systems; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; our failure to properly implement our ERP system; unforeseen problems with the implementation and maintenance of our information systems; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; and changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

We believe that the presentation of Earnings before interest, taxes, depreciation, amortization (EBITDA) and Adjusted EBITDA included in this report provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Also, we believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, variations in organic vs. inorganic growth (affecting amortization expense) and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense). We believe Adjusted EBITDA further facilitates company-to-company operating comparisons by backing out items that we believe are not part of our core operating performance. Items backed out of Adjusted EBITDA are comprised of expenses incurred in the development of our ERP system and the redesign of our supply chain, business acquisition expenses including retention bonus expenses, due diligence and consulting costs incurred in connection with the acquisitions, expenses recognized related to the change in the fair value of contingent consideration for acquisitions, restructuring costs and income and expenses classified as other non-operating income and expenses which may vary for different companies for reasons unrelated to operating performance.

In addition, EBITDA and Adjusted EBITDA are key drivers of the Company’s core operating performance and major factors in management’s bonus compensation each year. Management has excluded the effects of these items in these measures to assist investors in analyzing and assessing our past and future core operating performance.

In addition, we believe that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present EBITDA, Adjusted EBITDA and/or other adjusted measures when reporting their results.

EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as alternatives to net income as a measure of performance. In addition, other companies may define EBITDA and Adjusted EBITDA differently and, as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Furthermore, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either of them in isolation, or as a substitute for analysis of our results as reported under GAAP.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on EBITDA or Adjusted EBITDA.

The following table reconciles EBITDA and Adjusted EBITDA to net income attributable to Cubic, which we consider to be the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA.

	Years Ended September 30,
	2016	2015	2014

Net income attributable to Cubic	$1,735	$22,885	$69,491

Add:
Interest expense, net	9,723	2,591	2,688
Income taxes	(9,212)	48,997	19,831
Depreciation and amortization	45,478	37,662	30,440
Noncontrolling interest in income of VIE	—	29	89
EBITDA	47,724	112,164	122,539

Adjustments to EBITDA:
Acquisition related expenses, excluding amortization	28,682	7,928	5,586
ERP system development and supply chain process redesign expense	34,819	13,176	—
Restructuring costs	1,852	6,272	1,094
Other non-operating expense (income), net	4,972	885	391
Adjusted EBITDA	$118,049	$140,425	$129,610

Financial Statements

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

	Years Ended September 30,
	2016	2015	2014
Net sales:
Products	$661,904	$607,226	$583,937
Services	799,761	823,819	814,415
	1,461,665	1,431,045	1,398,352
Costs and expenses:
Products	473,444	451,295	424,682
Services	643,462	640,031	657,853
Selling, general and administrative expenses	269,593	212,518	181,672
Research and development	31,976	17,992	17,959
Amortization of purchased intangibles	34,120	27,550	22,602
Restructuring costs	1,852	6,272	1,094
	1,454,447	1,355,658	1,305,862

Operating income	7,218	75,387	92,490

Other income (expenses):
Interest and dividend income	1,476	1,809	1,396
Interest expense	(11,199)	(4,400)	(4,084)
Pension settlement loss	(2,671)	—	—
Other income (expense), net	(2,301)	(885)	(391)

Income (loss) before income taxes	(7,477)	71,911	89,411

Income tax expense (benefit)	(9,212)	48,997	19,831

Net income	1,735	22,914	69,580

Less noncontrolling interest in income of VIE	—	29	89

Net income attributable to Cubic	$1,735	$22,885	$69,491

Net income per share attributable to Cubic:
Basic	$0.06	$0.85	$2.59
Diluted	0.06	0.85	2.59

Weighted average shares used in per share calculations:
Basic	26,976	26,872	26,787
Diluted	27,040	26,938	26,845

CUBIC CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share data)

	September 30,
	2016	2015

ASSETS

Current assets:
Cash and cash equivalents	$197,127	$218,476
Restricted cash	75,648	69,245
Marketable securities	12,996	30,533
Accounts receivable:
Trade and other receivables	15,488	12,812
Long-term contracts	367,419	346,292
Allowance for doubtful accounts	(326)	(179)
	382,581	358,925

Recoverable income taxes	9,706	753
Inventories	66,362	63,700
Deferred income taxes	—	1,384
Prepaid expenses and other current assets	38,502	32,286
Total current assets	782,922	775,302

Long-term contract receivables	20,926	36,809
Long-term capitalized contract costs	65,382	73,017
Property, plant and equipment, net	96,316	74,690
Deferred income taxes	2,194	11,443
Goodwill	406,946	237,899
Purchased intangibles, net	123,403	72,936
Other assets	6,590	18,180
	$1,504,679	$1,300,276

CUBIC CORPORATION

CONSOLIDATED BALANCE SHEETS – continued

(amounts in thousands, except per share data)

	September 30,
	2016	2015

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$240,000	$60,000
Trade accounts payable	81,172	47,170
Customer advances	49,481	77,083
Accrued compensation	73,619	51,065
Other current liabilities	74,071	92,854
Income taxes payable	1,450	4,675
Deferred income taxes	—	13,404
Current maturities of long-term debt	450	525
Total current liabilities	520,243	346,776

Long-term debt	200,562	126,180
Accrued pension liability	46,865	26,025
Deferred compensation	10,643	9,913
Income taxes payable	11,855	8,519
Deferred income taxes	3,980	1,971
Other non-current liabilities	20,635	24,604

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value:
Authorized—5,000 shares
Issued and outstanding—none	—	—
Common stock, no par value:
Authorized—50,000 shares
35,937 issued and 26,992 outstanding at September 30, 2016
35,828 issued and 26,883 outstanding at September 30, 2015	32,756	25,560
Retained earnings	813,035	818,642
Accumulated other comprehensive loss	(119,817)	(51,836)
Treasury stock at cost - 8,945 shares	(36,078)	(36,078)
Total shareholders’ equity	689,896	756,288

Total liabilities and shareholders’ equity	$1,504,679	$1,300,276

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands, except per share data)

	Years Ended September 30,
	2016	2015	2014
Operating Activities:
Net income	$1,735	$22,914	$69,580
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,478	37,662	30,440
Share-based compensation expense	8,762	8,325	5,625
Change in fair value of contingent consideration	1,274	3,607	—
Inventory write-down	—	—	598
Deferred income taxes	(23,988)	33,816	2,684
Net pension cost (benefit)	1,102	(3,224)	(1,626)
Excess tax benefits from equity incentive plans	3	33	(310)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	4,409	(2,230)	(4,300)
Inventories	(62)	(21,669)	20,590
Prepaid expenses and other current assets	3,403	(15,045)	(6,488)
Long-term capitalized contract costs	7,635	3,192	(7,246)
Accounts payable and other current liabilities	19,874	25,599	6,505
Customer advances	(24,900)	(10,200)	7,304
Income taxes	(5,519)	8,847	(9,768)
Other items, net	5,396	(1,938)	1,222
NET CASH PROVIDED BY OPERATING ACTIVITIES	44,602	89,689	114,810

Investing Activities:
Acquisition of businesses, net of cash acquired	(243,459)	(92,178)	(83,456)
Purchases of marketable securities	(28,470)	(58,855)	(25,557)
Proceeds from sales or maturities of marketable securities	43,456	51,173	4,050
Purchases of property, plant and equipment	(32,093)	(22,202)	(16,620)
Purchases of other assets	—	(2,993)	—
NET CASH USED IN INVESTING ACTIVITIES	(260,566)	(125,055)	(121,583)

Financing Activities:
Proceeds from short-term borrowings	288,900	111,300	38,000
Principal payments on short-term borrowings	(108,900)	(51,300)	(38,000)
Proceeds from long-term borrowings	75,000	25,000	—
Principal payments on long-term debt	(494)	(537)	(573)
Deferred financing fees	(3,647)	—	—
Proceeds from issuance of common stock	—	—	113
Purchase of common stock	(1,563)	(2,652)	(1,204)
Dividends paid	(7,285)	(7,256)	(6,429)
Excess tax benefits from equity incentive plans	(3)	(33)	310
Contingent consideration payments related to acquisitions of businesses	(2,479)	—	(2,368)
Purchase of noncontrolling interest	—	(1,029)	—
Net change in restricted cash	(6,403)	(189)	325
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	233,126	73,304	(9,826)

Effect of exchange rates on cash	(38,511)	(10,950)	4,195

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(21,349)	26,988	(12,404)

Cash and cash equivalents at the beginning of the period	218,476	191,488	203,892

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$197,127	$218,476	$191,488

Supplemental disclosure of non-cash investing and financing activities:
Liability incurred to acquire GATR, net	$6,788	$—	$—
Liability incurred to acquire TeraLogics, net	$4,998	$—	$—
Liability incurred to acquire H4 Global, net	$952	$—	$—
Liability incurred to acquire DTECH, net	$—	$11,808	$—
Liability incurred to acquire Intific, net	$—	$—	$1,173